Exhibit 99.2

AmeriServ Financial Discloses That Driver’s Notice of Director Candidate Nominations is Invalid

Activist Fund’s Notice Contains Material Deficiencies and Fails to Comply with Company’s Bylaws, Including Those Pertaining to Conflicts of Interest

JOHNSTOWN, Pa., March 15, 2023 /PRNewswire/ -- AmeriServ Financial, Inc. (“AmeriServ” or the "Company") (NASDAQ: ASRV) today announced that its Board of Directors (the “Board”) has determined that the notice of intent to nominate directors (the “Notice”) submitted on January 17, 2023 by Driver Management Company LLC, Driver Opportunity Partners I LP and J. Abbott Cooper (collectively, “Driver”) for the Company’s 2023 Annual Meeting of Shareholders (the “Annual Meeting”) is invalid.

The Notice submitted by Driver contains material defects, including a lack of disclosure pertaining to one director candidate’s immediate family members – one of whom has several commercial mortgage loans with AmeriServ, which in total exceed several million dollars, and another of whom has a personal line of credit with the Company in the amount of $4 million. This disclosure was required to be made by Driver under the Company's clear and unambiguous bylaws, which require that nominating shareholders disclose to the Company certain important information regarding director nominees. Additionally, the Notice’s purported nomination of Mr. Cooper – who is set to become a director of New York-based First of Long Island Corporation – does not comply with AmeriServ’s interlocks bylaw that prohibits Board members and nominees to the Board from, among other things, concurrent directorships with other depository institutions.

AmeriServ’s bylaws exist to protect the interests of the Company and all of its stakeholders, including shareholders, customers and employees. The bylaws are readily available for review and plainly state the requirements a shareholder must meet for valid nominations of director candidates. A copy of AmeriServ’s counsel’s letter to Driver’s counsel, which outlines the aforementioned deficiencies in detail, will be disclosed via a Form 8-K with the U.S. Securities and Exchange Commission (the “SEC”).

AmeriServ has sought in good faith to interview Driver’s proposed director candidates and solicit Driver’s views on director refreshment and contemplated governance enhancements. Ultimately, in light of Driver’s unwillingness to engage in a productive and private dialogue, the Board was unable to factor Driver’s full feedback into the Company’s recently announced Board refreshment. The Company’s refreshed slate of director candidates for this year’s Annual Meeting includes the following individuals:

●	Richard "Rick" Bloomingdale – Mr. Bloomingdale is the recently retired President of the Pennsylvania American Federation of Labor and Congress of Industrial Organizations ("Pennsylvania AFL-CIO"). In addition to holding the President role for 12 years, he previously served as Secretary-Treasurer of the Pennsylvania AFL-CIO and has a more than four-decade career in labor relations. The Board believes Mr. Bloomingdale's finance and labor experience will strengthen AmeriServ's human capital management efforts and position the Company to further expand its union business throughout Pennsylvania.
●	David Hickton – Mr. Hickton is currently the Founding Director of the Institute for Cyber Law, Policy and Security at the University of Pittsburgh. Previously, he was the U.S. Attorney for the Western District of Pennsylvania. The Board believes Mr. Hickton's experience in legal affairs, regulatory matters, and data security and privacy approaches will directly benefit the Company as it meets customers' expectations for online and mobile services.
●	Daniel Onorato – Mr. Onorato has been a Board member at AmeriServ since 2020 and is an executive at Pittsburgh-based Highmark Health. He is a former two-term Chief Executive of Allegheny County and previously held the position of Allegheny County Controller. The Board

Exhibit 99.2

believes Mr. Onorato's valuable knowledge of AmeriServ and its markets as well as relevant experience across the accounting and legal fields has been additive in the boardroom.

About AmeriServ Financial, Inc.

AmeriServ Financial, Inc. is the parent of AmeriServ Financial Bank and AmeriServ Trust and Financial Services Company in Johnstown, Pennsylvania. The Company's subsidiaries provide full-service banking and wealth management services through 17 community offices in southwestern Pennsylvania and Hagerstown, Maryland. The Company also operates loan production offices in Altoona and Monroeville, Pennsylvania. On December 31, 2022, AmeriServ had total assets of $1.4 billion and a book value of $6.20 per common share. For more information, visit www.ameriserv.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Securities Exchange Act of 1934, as amended, and is subject to the safe harbors created therein. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology, market conditions, dividend program, and future payment obligations. These statements may be identified by such forward-looking terminology as "continuing," "expect," "look," "believe," "anticipate," "may," "will," "should," "projects," "strategy," or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, unanticipated changes in the financial markets, the level of inflation, and the direction of interest rates; volatility in earnings due to certain financial assets and liabilities held at fair value; competition levels; loan and investment prepayments differing from our assumptions; insufficient allowance for credit losses; a higher level of loan charge-offs and delinquencies than anticipated; material adverse changes in our operations or earnings; a decline in the economy in our market areas; changes in relationships with major customers; changes in effective income tax rates; higher or lower cash flow levels than anticipated; inability to hire or retain qualified employees; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume or an inability to close loans currently in the pipeline; changes in laws and regulations; adoption, interpretation and implementation of accounting pronouncements; operational risks, including the risk of fraud by employees, customers or outsiders; unanticipated effects of our banking platform; risks and uncertainties relating to the duration of the COVID-19 pandemic, and actions that may be taken by governmental authorities to contain the pandemic or to treat its impact; and the inability to successfully implement or expand new lines of business or new products and services. These forward-looking statements involve risks and uncertainties that could cause AmeriServ's results to differ materially from management's current expectations. Such risks and uncertainties are detailed in AmeriServ's filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2022 (when it becomes available). Forward-looking statements are based on the beliefs and assumptions of AmeriServ's management and on currently available information. The statements in this press release are made as of the date of this press release, even if subsequently made available by AmeriServ on its website or otherwise. AmeriServ undertakes no responsibility to publicly update or revise any forward-looking statement.

IMPORTANT ADDITIONAL INFORMATION

The Company intends to file a proxy statement and GOLD proxy card with the SEC in connection with the Annual Meeting and, in connection therewith, the Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from the Company's shareholders in connection with such meeting. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING GOLD PROXY CARD AND ALL OTHER DOCUMENTS FILED

Exhibit 99.2

WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING. The Company's definitive proxy statement for the 2022 annual meeting of shareholders contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company's directors and executive officers in the Company's securities. Information regarding subsequent changes to their holdings of the Company's securities can be found in the SEC filings on Forms 3, 4, and 5, which are available on the Company's website at http://investors.ameriserv.com/sec-filings/insider-filings or through the SEC's website at www.sec.gov. Information can also be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2022 (when it becomes available). Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the Annual Meeting. Shareholders will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC's website at www.sec.gov. Copies will also be available at no charge at the Company's website at http://investors.ameriserv.com/sec-filings/documents.

CONTACTS

Longacre Square Partners

Joe Germani / Miller Winston

jgermani@longacresquare.com / mwinston@longacre.com